UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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TOR Minerals International, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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 TOR MINERALS INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 18, 2010

The annual meeting of stockholders of TOR Minerals International, Inc., a Delaware corporation, will be held at the Omni Corpus Christi Bayfront Hotel, (Aransas Room, Third Floor), 707 N. Shoreline, Corpus Christi, Texas, on Friday, June 18, 2010, at 9:00 a.m., local time, for the following purposes:

  To elect eight (8) members to the board of directors.

  To approve the potential issuance of shares of our common stock upon the conversion of debentures and the exercise of warrants issued to certain inside investors.

  To ratify the appointment by our board of directors of UHY LLP as our independent auditors for the fiscal year ending December 31, 2010.

  To transact such other business as may properly come before the meeting.

Our board of directors has established the close of business on April 20, 2010, as the record date for determining stockholders entitled to notice of and to vote at the meeting.

BY ORDER OF OUR BOARD OF DIRECTORS

Barbara Russell, Secretary

April 23, 2010

YOUR VOTE IS IMPORTANT
Even if you plan to attend the meeting,
we urge you to mark, sign and date the
enclosed proxy and return it promptly
in the enclosed envelope.

PROXY STATEMENT TABLE OF CONTENTS
Page
General Matters	1

Principal Stockholders	2

Proposal One: Election of Directors	4
Nominees for Election at this Meeting	4
Director's Compensation	7
Section 16(a) Beneficial Ownership Reporting Compliance	8
Committees of Our Board	8
Audit Committee	8
Report of the Audit Committee	9
Executive Compensation	10
Compensation and Incentive Plan Committee	10
Compensation and Incentive Plan Committee Report	13
Management - Executive Officers	14
Summary Compensation Table	15
Grants of Plan-Based Awards	15
Outstanding Equity Awards at Fiscal Year-End	16
Executive Committee	17
Nomination of Directors	17
Principal Accountant Fees and Services	18
Stockholder Communication with our Board of Directors	18
Code of Ethics	19
Security Ownership of Management	19
Certain Transactions	22

Proposal Two: Approval of the Issuance of Shares of our Common Stock upon Conversion of Debentures and the Exercise of Warrants Issued to Certain Investors	24

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm for the Year Ending December 31, 2010	26

Stockholder Proposals	26

Other Matters	26

TOR MINERALS INTERNATIONAL, INC. 722 Burleson Street Corpus Christi, Texas 78402

PROXY STATEMENT

This proxy statement and accompanying proxy are furnished by the board of directors of TOR Minerals International, Inc. ("TOR", "we", "us", "our", or "Company") in connection with the solicitation of proxies by our board of directors to be used at the 2010 Annual Meeting of stockholders of our Company ("Annual Meeting") to be held at 9:00 a.m. (local time) on June 18, 2010, at the Omni Corpus Christi Bayfront Hotel, (Aransas Room, Third Floor), 707 N. Shoreline, Corpus Christi, Texas, and at any adjournment thereof.  We intend to mail this proxy statement and enclosed proxy card on or about April 23, 2010 to stockholders entitled to vote at the Annual Meeting.

Our Company will bear the cost of soliciting the proxies.  In addition to being solicited by mail, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of our Company.  Our Company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owner.

Any proxy may be revoked at any time prior to its exercise by written notice to the Secretary of our Company, by submission of another proxy having a later date or by voting in person at the meeting.  No notice of revocation or later dated proxy, however, will be effective until received by our Company at or prior to the Annual Meeting.  Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but if no specification is made, the shares represented by the proxy will be voted in favor of the proposals shown thereon.

ATTENDANCE AT MEETING

All of our stockholders of record at the close of business on April 20, 2010 will be entitled to notice of and to vote at the Annual Meeting.  There were outstanding at the close of business on April 20, 2010, 1,891,354 shares of our Company's Common Stock, par value $0.25 per share (the "Common Stock"), each of which is entitled to one vote per share in person or by proxy.  The Common Stock is the only class of capital stock outstanding and entitled to vote at the Annual Meeting.  The holders of a majority of the total shares of Common Stock issued and outstanding and entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes are each counted to determine the number of shares present at the meeting, and thus, are counted in establishing a quorum.  Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote.  Abstentions on a particular item (other than the election of directors) will be counted as present and entitled to vote for purposes of any item on which the abstention is noted, thus having the effect of a "no" vote as to that proposal.  With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

The annual report to stockholders covering our fiscal year ended December 31, 2009, includes audited consolidated financial statements.  We have furnished the 2009 Annual Report on Form 10-K to all stockholders.  The 2009 Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to those persons who, to our knowledge, owned or who may be deemed to have owned beneficially, in each case as of April 20, 2010, more than five percent of our Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Paulson Ranch, Ltd. 4350 Ocean Drive, #405 Corpus Christi, TX 78412	800,926	(2)	34.0%
The D and CH Trust c/o Hartman & Associates, Inc. 10711 Burnet Road, Suite 330 Austin, TX 78758	404,680	(3)	19.0%
The Douglas MacDonald Hartman Family Irrevocable Trust c/o Hartman & Associates, Inc. 10711 Burnet Road, Suite 330 Austin, TX 78758	404,680	(4)	19.0%
Mark A. Graber 56 Oakwell Farms Parkway San Antonio, TX 78218	539,494	(5)	23.8%
Dr. Tan Chin Yong No. 25A 1st Floor, Medan Ipoh 1A 31400 Ipoh, Perak, Malaysia	98,946	(6)	5.2%

(1)        Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)        Paulson Ranch Management, L.L.C., a Texas limited liability company, is the general partner of Paulson Ranch Ltd.  The members of Paulson Ranch Management, L.L.C. are Bernard A. Paulson, Chairman of our Board, and his wife.  The principal business of Paulson Ranch Management Ltd. is investment in securities. Paulson Ranch, Ltd. disclaims beneficial ownership of the 17,160 shares held directly by Mr. and Mrs. Paulson.  Mr. Paulson has sole voting power of over the aggregate 800,926 shares, which consists of (A) 315,406 shares held for the account of Paulson Ranch, Ltd.; (B) 188,680 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of Paulson Ranch Ltd.; (C) 273,680 shares issuable upon exercise of warrants that are exercisable at or within sixty days of April 20, 2010; (D) 17,160 shares held for Mr. and Mrs. Paulson's account, and (E) 6,000 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010, held for Mr. Paulson's account.

(3)        David A. Hartman, a member of our board of directors, is Co-Trustee of The D and CH Trust.  The number of shares listed consists of (A) 165,000 shares held for the account of The D and CH Trust; (B) 94,340 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of The D and CH Trust; (C) 139,340 shares issuable upon exercise of warrants held for the account of The D and CH Trust which are exercisable at or within sixty days of April 20, 2010; and (D) 6,000 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010, held for David A. Hartman's account.  Claudette Hartman, Mr. Hartman's wife, is Co-Trustee of, and shares voting power over the shares held by, The D and CH Trust.

(4)        Douglas MacDonald Hartman, a member of our board of directors, is Trustee for The Douglas MacDonald Hartman Family Irrevocable Trust.  The number of shares listed consists of (A) 165,000 shares held for The Douglas MacDonald Hartman Family Irrevocable Trust account; (B) 94,340 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of The Douglas MacDonald Family Irrevocable Trust; (C) 139,340 shares issuable upon exercise of warrants held for the account of The Douglas MacDonald Hartman Family Irrevocable Trust account which are exercisable at or within sixty days of April 20, 2010; and (D) 6,000 shares issuable upon exercise of options that are subject to stock options exercisable at or within sixty days of April 20, 2010, held for Douglas MacDonald Hartman's account.  Douglas MacDonald Hartman has sole voting power over the shares held by The Douglas MacDonald Hartman Family Irrevocable Trust.

(5)        According to the Schedule 13D, filed with the SEC on February 25, 2010, the shares listed include (A) 2,000 shares owned by Mrs. Yolanda Graber, Mr. Graber's wife and on whose behalf Mr. Graber has voting control; (B) 13,239 shares owned by Four Star Investments, a Texas general partnership over which Mr. Graber has voting control; (C) 70,507 shares owned by Mr. Graber; (D) 25,000 shares issuable upon exercise of warrants issued to Mr. Graber which are exercisable at or within sixty days of April 20, 2010; (E) 77,072 shares owned by X-L Investments, a Texas general partnership in which Mr. Graber is a partner and has voting control; (F) 94,234 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 issued to X-L Investments; (G) 144,234 shares issuable upon exercise of warrants issued to X-L Investments which are exercisable at or within sixty days of April 20, 2010; (H) 56,604 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 issued to Five Star Investments, a Texas general partnership over which Mr. Graber has voting control; and (I) 56,604 shares issuable upon exercise of warrants issued to Five Star Investments which are exercisable at or within sixty days of April 20, 2010.

(6)        Dr. Tan Chin Yong, a member of our board of directors, has sole voting and investment power of the 98,946 shares, which consists of (A) 82,946 shares held directly by Dr. Tan; (B) 10,000 shares issuable upon exercise of warrants that are exercisable at or within sixty days of April 20, 2010; and (C) 6,000 shares issuable upon exercise of options that are subject to stock options exercisable at or within sixty days of April 20, 2010.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our by-laws provide that our board of directors shall consist of not more than nine members.  The board of directors has set the number of directors at eight.  At the Annual Meeting, eight directors are to be elected, each to hold office until the 2011 annual meeting or until his or her successor is elected and qualified.  The persons named as proxies in the enclosed proxy card, who have been designated by our board of directors, unless otherwise instructed in such proxy, intend to vote the shares represented by the proxy in favor of the election of the nominees listed in the table below to our board of directors.  Our board of directors has proposed the nominees.  If any such nominee should become unavailable for election, the persons named as proxies intend to vote for such substitute nominee as may be proposed by our board of directors, unless otherwise instructed in such proxy.  No circumstances are now known, however, that would prevent any of the nominees from serving and the nominees have agreed to serve if elected.  Directors are elected by a plurality of the votes present in person and represented by proxy and entitled to vote at a meeting at which a quorum is present.  If the stockholders approve this Proposal 1, then the nominees receiving the highest number of votes will be elected.

Nominees for Election to Serve Until 2011 Annual Meeting

The information appearing below with respect to the business experience during the past five years of each nominee for director, directorships held and age has been furnished by each director as of April 20, 2010.

Director Nominee	Age	Present Office(s) Held In Our Company	Since
Julie A. Ehmann	50	None	2009
David Hartman	72	None	2001
Douglas M. Hartman	42	None	2001
Olaf Karasch	53	President, Chief Executive Officer	2006
Thomas W. Pauken Esq.	66	None	1999
Bernard A. Paulson	81	Chairman of the Board	1992
Steven E. Paulson	46	None	2008
Tan Chin Yong, PhD.	45	None	2001

Julie Ann Ehmann, CPA, age 50, has served as a director of our Company since 2009.  Ms. Ehmann has been an accountant with Buckley and Associates since 1991 and was elected President of Buckley and Associates in 2008.  Ms. Ehmann has served as a director of Driscoll Children's Hospital Development Foundation in Corpus Christi, Texas since 2008.  She has also served as a director and treasurer of Texas A&M Foundation since 2008, Art Museum of South Texas since 2006, and American Diabetes Association of South Texas Council since 2006.

We believe Ms. Ehmann's qualifications to sit on the Board of Directors include her leadership experience, specifically her experience as a Certified Public Accountant, her experience in finance and her experience as a director of private organizations.

David A. Hartman, age 72, has served as a director of our Company since 2001.  Mr. Hartman has been chairman and chief executive officer of Hartman & Associates, Inc. since 1988.  Hartman & Associates is an investment business operating in Austin, Texas.  Mr. Hartman also serves as a director of several foundations and private companies.  Mr. Hartman serves as Trustee for The D and CH Trust.  Mr. Hartman is the father of Douglas M. Hartman.

We believe Mr. Hartman's qualifications to sit on the Board of Directors include his leadership and management experience in several businesses, including the banking industry, and his experience as a director of both private and publicly-traded companies.

Douglas M. Hartman, MBA, age 42, has served as a director of our Company since 2001.  Mr. Hartman has served as president of Hartman & Associates, Inc., an investment business in Austin, Texas, since 1999, and as a director of The Software Revolution, Inc., a provider of automated legacy computer system modernization services, since 2001.  Mr. Hartman serves as Trustee for The Douglas MacDonald Hartman Family Irrevocable Trust.  Mr. Hartman is the son of David A. Hartman.

We believe Mr. Hartman's qualifications to sit on the Board of Directors include his leadership and management experience in several business, including financial services business, his over 10 years of experience analyzing financial statements and his experience as a director of publicly traded companies, including his prior service as the Company's Chairman of the Audit Committee.

Dr. Olaf Karasch, age 53, was appointed as our Executive Vice President, Operations, on September 4, 2002, and he was appointed President and Chief Executive Officer and elected as a director on July 1, 2006.  Dr. Karasch had served as Managing Director of our Company's wholly owned Netherlands subsidiary, TOR Processing and Trade, B.V. ("TP&T"), since joining our Company on May 16, 2001.  In January 1996, Dr. Karasch was managing director for Flohme Chrome Plating and Plasma Coating.  In 1997, he joined the Royal Begemann Group in the Netherlands, the predecessor of TP&T, until we purchased it in 2001.  Dr. Karasch received his Ph.D. in Mineralogy at Reinisch-Westfalische University in Aachen, Germany, where he specialized in submicronization (particle size reduction below one micron).

We believe Dr. Karasch's qualifications to sit on the Board of Directors include his extensive business experience in leading and managing businesses that have domestic and foreign operations, his entrepreneurial experience, as well as his direct knowledge of the mineral industry.

Thomas W. Pauken, Esq., age 66, has served as a director of our Company since 1999.  Mr. Pauken has been President of TWP, Inc., an investment company in Dallas, Texas, since 1991, and he has served as Managing Partner of Capital Partners, II, Ltd. Investments since 2000.  Mr. Pauken is also a director of Future Matrix, a privately held company.

We believe Mr. Pauken's qualifications to sit on the Board of Directors include his leadership experience, specifically his experience as an attorney, and his experience as a director of both private and publicly-traded companies.

Bernard A. Paulson, age 81, has served as a director of our Company since 1992.  Mr. Paulson has served as Chairman of the Board since May 2001.  Since 1996, Mr. Paulson has served as chairman of The Automation Group, LP ("TAG").  TAG became a wholly owned subsidiary of Emerson Electric in December 2007.  Mr. Paulson is the father of Steven E. Paulson.

We believe Mr. Paulson's qualifications to sit on the Board of Directors include his executive leadership and management experience in several businesses, his over 50 years experience as an engineer, and his experience as a director of both private and publicly-traded companies.

Steven E. Paulson, age 46, has served as President and a director of TAG since 1996.  TAG became a wholly owned subsidiary of Emerson Electric in December 2007.  Mr. Paulson is the son of Bernard A. Paulson.

We believe Mr. Paulson's qualifications to sit on the Board of Directors include his extensive business experience in leading and managing business, his experience as an engineer, his knowledge of the manufacturing industry, as well as his experience analyzing financial statements.

Tan Chin Yong, Ph.D., age 45, has served as a director of our Company, as well as our subsidiary company in Malaysia TOR Minerals Malaysia Sdn. Bhd. ("TMM"), since 2001.  Dr. Tan has also served as Chief Executive Officer of Kaizen Holdings Sdn. Bhd. in Malaysia since 2008.

We believe Dr. Tan's qualifications to sit on the Board of Directors include his extensive business experience in leading and managing businesses that have foreign operations as well as his entrepreneurial experience.

Directors' Attendance and Independence

During the year ended December 31, 2009, there were four regularly scheduled meetings of our board of directors.  No incumbent director attended less than 75% of these meetings or 75% of meetings of the committees of our board of directors on which such director served.  Our board of directors has no formal policy regarding director attendance at the Annual Meeting; however, the 2009 annual meeting of stockholders was attended by all of our directors.

Our board of directors consists of a majority of independent directors as such term is defined in the Nasdaq Stock Market Marketplace Rules.  After consideration of the transactions described below under the heading "Certain Transactions," our board of directors has determined that, of our current nominees for director, Ms. Ehmann, Messrs. David Hartman, Douglas Hartman, Pauken, Bernard Paulson, Steven Paulson, and Dr. Tan are independent.

Board Leadership Structure

The roles of Chairman and Chief Executive Officer are separate positions within the Company.  Mr. Paulson serves as our Chairman and Dr. Karasch serves as our Chief Executive Officer.  We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company, the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the Board of Directors.

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the our risks.  The Board of Directors regularly receives reports from senior management on areas of material risk to our Company, including our credit, liquidity, operational and legal and regulatory risks.  Pursuant to its charter, the Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also meets periodically with management to discuss policies with respect to risk assessment and risk management.  In addition, the Compensation and Incentive Plan Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, and the Executive Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Directors' Compensation

The following table sets forth the amounts paid to our outside directors for their service as directors of our Company for the fiscal year ended December 31, 2009.  Employee directors receive no additional compensation for service on our board of directors or on committees of our board of directors.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Julie A. Ehmann	$-	$950	$950
David Hartman	$1,500	$950	$2,450
Douglas M. Hartman	$1,500	$950	$2,450
Thomas W. Pauken Esq.	$1,500	$950	$2,450
Bernard A. Paulson	$2,000	$950	$2,950
Steven E. Paulson	$1,500	$950	$2,450
Tan Chin Yong, PhD.	$1,500	$950	$2,450

(1)     Non-employee members of our board of directors are compensated by our Company for board meetings attended in the amount of $1,000 per meeting and a quarterly retainer of $1,500, with the chairman receiving an additional $500 per quarter.  All directors are reimbursed for their reasonable travel expenses incurred in attending meetings of our board of directors or any committee of our board of directors or otherwise in connection with their service as a director.  Additionally, compensation of $500 is paid to the non-employee directors for each committee meeting attended.

After receiving the retainer for the first quarter of 2009, the board of directors elected to temporarily suspend their fees.

(2)     Our 2000 Incentive Plan (the "Plan") provides that each non-employee director of our Company will automatically be granted a non-qualified option for 500 shares of Common Stock under the Plan on the first business date after each annual meeting of stockholders of our Company.  Each option so granted to a non-employee director has an exercise price per share equal to the fair market value of the Common Stock on the date of grant of such option.  Each such option will be fully exercisable at the date of grant and will expire upon the tenth anniversary.

On August 24, 2010, Ms. Ehmann, Messrs. Hartman, Hartman, Pauken, Paulson, Paulson and Dr. Tan were each granted options to purchase 500 shares at the per share exercise price of $2.70, with the grant date fair value of $950, none of which were exercised during fiscal 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission (the "SEC") regulations to furnish us with copies of all Section 16(a) forms they file.  Based on our review of documents provided, all reports required to be filed by Section 16(a) during the fiscal year ended December 31, 2009, were timely filed.

Committees of Our Board

Our board of directors has three standing committees: an Audit Committee, Compensation and Incentive Plan Committee and an Executive Committee.

Audit Committee

The Audit Committee is composed of four outside directors and operates under a written charter adopted by our board of directors according to the rules and regulations of the SEC and the Nasdaq Stock Market Marketplace Rules.  A copy of the charter may be found on our Company's website, www.torminerals.com.  The Audit Committee members are Ms. Ehmann, Chairman, Messrs. Douglas Hartman, Steven Paulson, and Dr. Tan Chin Yong, each of which our board of directors has determined qualify as independent as that term is defined under the applicable rules of the Nasdaq Stock Market and the SEC.  Our board of directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee.  After review, our board of directors has determined that Julie A. Ehmann, CPA, meets the SEC's definition of an "audit committee financial expert."  The Audit Committee met four times in 2009.

The Audit Committee is the communication link between our board of directors and our independent auditors.  In addition to recommending the appointment of the independent auditors to our board of directors, the Audit Committee reviews the scope of the audit, the accounting policies and reporting practices, internal control, compliance with our policies regarding business conduct and other matters as deemed appropriate.

The firm of UHY LLP ("UHY") acts as our principal independent registered public accounting firm.  UHY personnel work under the direct control of UHY partners and are leased from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2009. The information contained in this report shall not be deemed to be "soliciting material" or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Review with Management

The Audit Committee has reviewed and discussed with management and our independent auditors the audited consolidated financial statements of TOR Minerals International, Inc.  The committee reviewed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380) regarding their judgments as to the quality, not just the acceptability, of the accounting principles of TOR Minerals International, Inc. and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States.  Additionally, the committee discussed with the auditors their independence from TOR Minerals International, Inc., and our management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by the Public Company Accounting Oversight Board ("PCAOB"), and considered the compatibility of nonaudit services with the auditors' independence.

Review and Discussions with Independent Accountants

The Audit Committee held three regularly scheduled meetings with the independent auditors prior to the inclusion of the consolidated financial statements into the periodic filings and one special meeting during our Company's fiscal year ended December 31, 2009.

The Audit Committee has received the written disclosures and letter from UHY as required by the PCAOB, confirming their independence from us and our related entities within the meaning of the rules and regulations of the PCAOB and the Audit Committee has discussed with UHY their independence from us.

Based on the foregoing reviews and discussions, the committee recommended to our board of directors that the audited consolidated financial statements of TOR Minerals International, Inc. be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Based on the review and discussions referred to above, and subject to ratification by the stockholders, the Audit Committee recommended to our board of directors that UHY LLP be reappointed as the independent auditors for the year 2010.

SUBMITTED BY THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS
JULIE A. EHMANN, DOUGLAS M. HARTMAN, STEVEN E. PAULSON & TAN CHIN YONG

EXECUTIVE COMPENSATION

Compensation and Incentive Plan Committee

The Compensation and Incentive Plan Committee currently consists of Messrs. David Hartman, Pauken (Chairman) and Steven E. Paulson, each of which our board of directors has determined qualify as independent, as that term is defined under the applicable rules of the Nasdaq Stock Market, and operates under a written charter adopted by our board of directors.  A copy of the charter may be found on our Company's website at www.torminerals.com.  The Compensation and Incentive Plan Committee met twice in 2009.

The Compensation and Incentive Plan Committee formulates and presents to our board of directors recommendations as to the base salaries for all officers of our Company.  The Compensation and Incentive Plan Committee specifically reviews, approves, and establishes the compensation for our executive officers.  This committee is authorized to (1) select persons to receive awards under our Company's 2000 Incentive Plan; (2) determine the terms and provisions of the awards, if any, and the amount of the awards; (3) to review performance of persons selected for bonuses; and (4) otherwise administer our Company's 2000 Incentive Plan to the full extent provided in such Incentive Plan.  The Compensation and Incentive Plan Committee is not authorized to delegate its authority to other persons.

Overview

The Compensation and Incentive Plan Committee (the "Committee") is responsible for administering the executive compensation program for our Company.  The Committee is responsible for establishing appropriate compensation goals for the executive officers of our Company, evaluating the performance of such executive officers in meeting such goals and making recommendations to our board of directors with regard to executive compensation.  Our Company's compensation philosophy is to ensure that executive compensation be directly linked to continuous improvements in corporate performance, and achievement of specific operation, financial and strategic objectives.  None of the current members of our Compensation and Incentive Plan Committee has ever been an employee of ours or any of our subsidiaries.  Aside from Olaf Karasch, our Chief Executive Officer and President who is also a member of our board of directors, none of our executive officers serve as a member of our board of directors or compensation committee.  Dr. Karasch participates in compensation discussions concerning our executive officers excluding discussion pertaining to his compensation.

The Committee conducts a twice annual review of the compensation packages of our executive officers, taking into account factors which it considers relevant, such as our Company's financial performance and the performance of the executive officer under consideration.  The Committee does not engage in any benchmarking of total compensation or any material element of compensation against any specific companies or groups of companies.  The particular elements of our compensation programs for our executive officers are described below.  Neither we nor the Committee has engaged any consultants to provide advice regarding compensation matters.

In carrying out its duties to establish the executive compensation program, the Committee is guided by our Company's desire to achieve the following objectives:

•            attract and retain high-quality leadership;

•            provide competitive compensation opportunities that support our overall business strategy and objectives; and

•            effectively serve the interests of our stockholders.

These objectives are implemented by the Committee through its executive compensation program.  In 2009, the compensation program established by the Committee was comprised of the following three primary components:

•            base salary;

•            annual cash incentive payment; and

•            long-term equity based compensation awards.

The Committee has the flexibility to use these primary components, along with certain other benefits, in a manner that attempts to effectively implement its stated objectives with respect to the compensation arrangements for each of our executive officers.  Each of the primary components, and the certain other benefits, are discussed in more detail below.

Base Salary

Our executive officers' salaries are determined by evaluating their relative roles and responsibilities.  Individual salaries are reviewed annually and salary increases are based on our Company's overall performance and the executive's individual performance during the preceding year.  The Committee does not assign relative weights or importance to any specific measure of our financial performance.

The Committee considered our Company's financial performance and his performance in determining the base salary for 2009 for Dr. Olaf Karasch, our President and Chief Executive Officer.  Based on these factors, the Committee established Dr. Karasch's salary under his employment agreement as $276,554 in 2009 and $326,804 in 2008.  Mr. Schomp received a base salary of $141,816 in 2009 and $165,010 in 2008.  Mr. Lee received a base salary of $81,559 in 2009and $98,941 in 2008.  Ms. Russell received a base salary of $68,155 in 2009 and $82,804 in 2008.

Annual Bonuses

The annual compensation of our executive officers consists of a base salary and discretionary bonus payments.  Our board of directors may issue bonuses to our executive officers at the end of the fiscal year based on the financial performance of our Company and the individual performance of the officer.  In 2009, Lee Hee Chew, our Vice President, Asian Operations, received a bonus of $7,906.

Stock Option Grants

Our 2000 Incentive Stock Plan (the "Plan"), intended to advance the interests of our Company by encouraging stock ownership on the part of key employees, was approved by the stockholders on May 5, 2000 and amended with stockholder approval on May 23, 2008 to increase the number of shares subject to the Plan to 250,000 shares.  The Plan is intended to provide our directors, executive officers and employees the opportunity to acquire a proprietary interest in the success of our Company by granting stock options to such directors, executive officers and employees.  Specifically, the plan is intended to advance the interests of our Company by:

•            enabling us to attract and retain the best available individuals for positions of substantial responsibility;

•            providing additional incentive to such persons by affording them an opportunity for equity participation in our business; and

•            rewarding our directors, executive officers and employees for their contributions to our business.

The Plan is administered by our Compensation and Incentive Plan Committee.  Both "Incentive Stock Options" and "Nonstatutory Options" may be granted under the Plan from time to time.  Incentive Stock Options are stock options intended to satisfy the requirements of Section 422 of the Internal Revenue Code.  Nonstatutory Options are stock options that do not satisfy the requirements of Section 422 of the Internal Revenue Code.

All options under the Plan are required to be at an exercise price of not less than 100% of the fair market value of the stock on the date of grant.  Each option expires not later than ten years from the date the option was granted.  Options are exercisable in installments as provided in individual stock option agreements.

Stock options are the primary source of long-term incentive compensation for our executive officers and directors.  Each of our executive officers and directors are eligible to participate in the Plan.

Stock option grants are made at the discretion of the Committee.  Each grant is designed to align the interests of the executive officer with those of our stockholders and provide each individual with a significant incentive to manage our Company from the perspective of an owner with an equity stake in the business.  Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (which is required to be the market price on the grant date) over a specified period of time (up to ten years).  Shares underlying each option becomes exercisable in a series of installments over a vesting period, contingent upon the officer's continued employment with our Company.  Accordingly, the option will provide a return to the executive officer only if he or she remains employed by our Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with our Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term.  The Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual.  The relevant weight given to each of these factors varies from individual to individual.  Our Company does not have security ownership requirements or guidelines for its executive officers.

Our four executive officers were granted 1,000 options on August 21, 2009 at a market price of $2.90, with the grant date fair value of $2,050 for each of the four executive officers.  In addition, Ms. Russell was granted 4,000 options on May 22, 2009 at a market price of $1.75, with the grant date fair value of $4,800.

Employment Agreement

As required by Netherlands law, our Netherlands subsidiary, TP&T, has entered into a Service Agreement (the "Service Agreement") with Dr. Olaf Karasch, pursuant to which he serves as the Managing Director of TP&T.  Dr. Karasch also serves as President and Chief Executive Officer of our Company.  The Service Agreement, dated May 11, 2001, provides that Dr. Karasch will be paid an annual gross salary of EURO 150,000, and an annual net salary, after taxes, of between EURO 94,000 and EURO 90,000. The Service Agreement is evergreen and has an initial term ending in March 2006, after which time either party can terminate the Service Agreement by giving the other party not less than six months written notice.  Notwithstanding the foregoing, Dr. Karasch can be terminated at any time by TP&T in certain instances where he has neglected his duties, materially breached the Service Agreement, or brought TP&T or himself into disrepute.  Effective February 1, 2009, Dr. Karasch's monthly salary decreased EURO 1,989 which was equal to US$2,773.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year.  The limitation applies only to compensation that is not considered to be performance-based.  We generally intend to limit non-performance based compensation to our executive officers consistent with the terms of Section 162(m) so that compensation will not be subject to the $1 million deductibility limit.  Cash and other non-performance-based compensation paid to our executive officers for fiscal 2009 did not exceed the $1 million limit per officer.

 Review of All Components of Executive Compensation

The Committee has reviewed all components of compensation for our Named Executive Officers (our "NEOs"), including salary, bonus, accumulated realized and unrealized stock option gains, and the dollar value to the NEO and cost to us of all perquisites and other personal benefits.  Our Chief Executive Officer assists the Committee in assessing and designing our Company's compensation program, and he attended all of the Committee's meetings held in 2009 but was not present during voting or deliberations of his compensation.  Except as described below, the Committee did not adopt any new compensations or programs or amend any existing compensation policies in 2009.

Based on this review, the Committee finds the total compensation for our NEOs in the aggregate to be reasonable and not excessive.  The Committee specifically considered that our Company does not maintain any employment contracts, with the exception of its employment agreement with Dr. Karasch, as described above under the section entitled "Employment Agreement," or change of control agreements with Dr. Karasch. It should be noted that when the Committee considers any component of total compensation of our NEOs, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option gains are taken into consideration in the Committee's decisions.

Internal Pay Equity

The Committee believes that the relative difference between Chief Executive Officer compensation and the compensation of our Company's other executives is consistent with such differences found in our reference labor market.

Compensation and Incentive Plan Committee Report

The Compensation and Incentive Plan Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation and Incentive Plan Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Committee, with the assistance of management, reviewed the elements of our compensation programs to determine whether any portion of our compensation practices encourage excessive risk taking and concluded that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect.

SUBMITTED BY THE COMPENSATION AND INCENTIVE PLAN COMMITTEE
OF OUR BOARD OF DIRECTORS
DAVID A. HARTMAN, THOMAS W. PAUKEN & STEVEN E. PAULSON

This Compensation and Incentive Plan Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent our Company specifically incorporates this Report by reference therein.

 Management - Executive Officers

Our Committee discusses the total compensation of our NEOs, a group that includes our Chief Executive Officer (CEO), Chief Financial Officer, (CFO), and our other most highly compensated executive officers whose total compensation for our fiscal year ended December 31, 2009 exceeded $100,000, which included two other persons.  Each of our NEOs is elected annually, and as of December 31, 2009, our NEOs were as follows:

Name	Age	Position	Since
Olaf Karasch	52	President and Chief Executive Officer	2006
Mark J. Schomp	49	Executive Vice President	2006
Hee Chew Lee	53	Vice President, Asian Operations	2002
Barbara Russell	56	Secretary, Treasurer and Chief Financial Officer	2008

Dr. Olaf Karasch, President and Chief Executive Officer - Dr. Olaf Karasch was appointed President and Chief Executive Officer by the Board on July 1, 2006.  Dr. Karasch resides in Germany and offices at our European operation, TP&T, located in Hattem, Netherlands.  Dr. Karasch had served as Executive Vice President, Operations, since September 4, 2002.  Dr. Karasch had served as Managing Director of TP&T since joining the Company on May 16, 2001.  In January 1996, Dr. Karasch was managing director for Flohme Chrome Plating and Plasma Coating.  In 1997, he joined the Royal Begemann Group in the Netherlands until its purchase by TOR in 2001.  Dr. Karasch received his Ph.D. in Mineralogy at Reinisch-Westfalische University in Aachen, Germany, where he specialized in submicronization (particle size reduction below one micron).

Mark Schomp, Executive Vice President - Mark Schomp was appointed Executive Vice President by the Board on July 1, 2006.  Mr. Schomp had served as Vice President, Sales and Marketing since September 4, 2002.  Mr. Schomp is a Chemical Engineer who spent 15 years in sales and sales management with Alusuisse-Lonza, a large European manufacturer of aluminum, specialty aluminas, and other products.  He has wide experience in selling pigments and fillers for plastics and coatings applications.  Mr. Schomp joined the Company's sales department in 2001.

Lee Hee Chew, Vice President, Asian Operations - Lee Hee Chew was appointed Vice President, Asian Operations, by the Board on December 5, 2002.  Mr. Lee, a Chemical Engineer, joined TOR in 1994 as General Manager and has served as the Managing Director of our Asian operation, TMM, since 1998.

Barbara Russell, Secretary, Treasurer and Chief Financial Officer - Barbara Russell was appointed Chief Financial Officer on February 12, 2010 and Secretary and Treasurer on May 23, 2008.  Ms. Russell has served as the Company's Controller since 1999 and as the Acting Chief Financial Officer since May of 2008.  Prior to joining the Company in 1997, she was Chief Executive Officer of the South Texas Lighthouse for the Blind.

No executive officer of the Company has any family relationship with any other director or executive officer of the Company.

 Summary Compensation Table for 2009 and 2008

The following table sets forth information concerning the compensation of our NEOs for the fiscal years ended December 31, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation		Total
Olaf Karasch President and	2009	$276,554	$-	$2,050	$16,125	(2)	$294,729
Chief Executive Officer	2008	$326,804	$-	$-	$18,157	(2)	$344,961
Lee Hee Chew Vice President,	2009	$81,559	$7,906	$2,050	$1,723	(3)	$93,238
Asian Operation	2008	$98,941	$14,429	$-	$2,718	(3)	$116,088
Barbara Russell Chief Financial Officer	2009	$68,155	$-	$6,850	$-		$75,005
Treasurer and Secretary	2008	$82,804	$5,000	$-	$-		$87,804
Mark J. Schomp Executive Vice President, Marketing and Sales	2009	$135,816	$-	$2,050	$6,000	(4)	$143,866
Marketing and Sales	2008	$165,010	$-	$-	$6,000	(4)	$171,010

(1)       Refer to Grants of Plan-Based Awards for 2009 below

(2)       Consists of Dr. Karasch's Netherlands insurance policy and taxes.

(3)       Consists solely of automobile and mobile telephone expense.

(4)       Consists solely of car allowance.

Grants of Plan-Based Awards for 2009

The following table represents the options granted to our executive officers in 2009.  There were no options granted to our executive officers in 2008.  The stock options granted have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability and change in control).  However, the options have an implicit performance criterion because the options have no value to the executive unless and until the per share price of the Company's Common Stock exceeds the exercise price.

Name	Grant Date	Number of Securities Underlying Options (#)		Fair Market Value of Option Awards ($ / Share)	Grant Date Fair Value of Option Awards
Olaf Karasch	8/21/2009	1,000	(1)	$2.05	$2,050
Lee Hee Chew	8/21/2009	1,000	(1)	$2.05	$2,050
Barbara Russell	5/22/2009	4,000	(2)	$1.20	$4,800
	8/21/2009	1,000	(1)	$2.05	$2,050
Mark J. Schomp	8/21/2009	1,000	(1)	$2.05	$2,050

(1)    Our four executive officers were granted 1,000 options, which have a 10-year term, at an exercise price of $2.90 per share and a fair market value on the grant date of $2.05 per share.

(2)    Barbara Russell was granted 4,000 options, which have a 10-year term, at an exercise price of $1.75 per share and a fair market value on the grant date of $1.20 per share.

Outstanding Equity Awards at Fiscal Year-End for 2009

The following table sets forth information concerning unexercised options and stock that have not vested for each of our executive officers named in the Summary Compensation Table that is outstanding as of December 31, 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Olaf Karasch	1,000	(1)		$5.45	5/16/2011
	17,700	(2)		$11.05	5/22/2013
	10,000	(3)		$10.25	7/16/2016
	15,000	(3)		$10.50	11/18/2017
	1,000	(3)		$2.90	8/21/2019
Lee Hee Chew	5,000	(4)		$11.25	5/8/2010
	2,000	(2)		$11.05	5/22/2013
	10,000	(5)		$22.15	5/14/2014
	5,000	(5)		$11.00	5/14/2014
	1,000	(3)		$2.90	8/21/2019
Barbara Russell	60	(6)		$6.25	12/1/2010
	400	(2)		$11.05	5/22/2013
	4,000	(3)		$1.75	5/22/2019
	1,000	(3)		$2.90	8/21/2019
Mark J. Schomp	5,000	(1)		$5.45	5/16/2011
	20,000	(2)		$11.05	5/22/2013
	5,000	(3)		$10.25	7/16/2016
	1,000	(3)		$2.90	8/21/2019

(1)       The final tranche of the option grants vested on May 16, 2006.

(2)       The final tranche of the option grants vested on January 1, 2007.

(3)       As the result of a change in ownership, as defined in the Plan, all unvested options were immediately vested on November 30, 2009.

(4)       The final tranche of the option grant vested on May 5, 2005.

(5)       The final tranche of the option grants vested on May 13, 2009.

(6)       The final tranche of the option grant vested on December 1, 2005.

Executive Committee

We established an Executive Committee in September 2002 to advise the president and chief executive officer in matters of debt financing, contract negotiations and other situations that may arise.  The committee met five times in the fiscal year ended December 31, 2009.  Members of the Executive Committee include Ms. Ehmann and Messrs. Douglas Hartman, Karasch, Bernard Paulson (chairman) and Pauken.

Nomination of Directors

We do not have a standing nominating committee or a committee performing similar functions.  Our board of directors believes that it is appropriate for us not to have such a committee because director nominees have historically been selected by our board of directors, seven members of which are considered independent. The independent directors are Ms. Ehmann, Messrs. Bernard Paulson, David Hartman, Douglas Hartman, Thomas Pauken, Steven Paulson and Dr. Tan Chin Yong.  In accordance with the Nasdaq Stock Market Marketplace Rules, a majority of our independent directors recommend director nominees for the board's selection.  Because we do not maintain a standing nominating committee, there is no written nominating committee charter; however, we have adopted the nomination policy described in this section by board resolution.  Eight of this year's nominees for director are current directors standing for re-election.  We did not pay any fee to any third party to identify or evaluate potential nominees.

Our board of directors has no minimum qualifications that nominees must meet in order to be considered.  In the fulfillment of their responsibilities to identify and recommend to our board of directors individuals qualified to become board members, the independent directors will take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which it operates, specific skills, general business acumen and the highest personal and professional integrity.  Generally, the independent directors will first consider current board members because they meet the criteria listed above and possess an in depth knowledge of our Company, its history, strengths, weaknesses, goals and objectives.  This level of knowledge has proven very valuable to our Company.  All current nominees to our board were approved by a majority or all of our independent directors.  Our board of directors has no formal policy with regard to the consideration of diversity in identifying director nominees, but the board of directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.  Nominees are not discriminated against on the basis of race, religion, nation origin, sexual orientation, disability or any other basis proscribed by law.

The independent directors will consider stockholder recommendations for candidates to serve on our board of directors, and will evaluate such candidates in the same manner they evaluate nominees recommended by the independent directors.  In order to provide the independent directors time to evaluate candidates prior to submission to our stockholders for vote at the Annual Meeting, stockholders desiring to recommend a candidate must submit a recommendation to the Secretary of the Company at our corporate office by February 1, 2011.  The recommendation must contain the following: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of our Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by a majority of independent directors; and (v) the consent of each nominee to serve as a director of our Company, if so elected.

Principal Accountant Fees and Services Audit Fees

Fees incurred by us for audit services provided to us by UHY LLP ("UHY") for the years ended December 31, 2008 and December 31, 2009 were approximately $187,500 and $177,500, respectively.  The audit fees consist primarily of fees for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

For the years ended December 31, 2008 and 2009, we incurred audit related fees of approximately $10,640 and $41,500, respectively, for services provided by UHY.  Audit related fees consist of technical accounting and financial reporting consultations and research work necessary to comply with accounting principles generally accepted in the United States of America.

Tax Fees

We incurred tax related fees of approximately $22,860 and $19,473 for services provided by UHY Advisors TX, LP for the years ended December 31, 2008 and December 31, 2009, respectively.  Tax fees include professional services provided for tax compliance, tax advice, tax planning and tax audits.

All Other Fees

There were no other fees.

Pre-Approval Policy

On March 5, 2005, the Audit Committee pre-approved the rendering of audit related and non-audit services not prohibited by law to be performed by our independent auditors with fees for such services approved up to aggregate maximum of $25,000.  The term of the pre-approval is 12 months.  The Audit Committee updated and approved the current pre-approval policy on February 12, 2010.  The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve a service not included in the general pre-approval and any proposed services exceeding pre-approved cost levels or budgeted amounts, provided that the Chairman shall report any decisions to pre-approve such audit related or non-audit services and fees to the full Audit Committee at its next regular meeting.

A representative of UHY Advisors will not be attending the Annual Meeting.

Stockholder Communication with Our Board of Directors

Our board of directors has adopted a formal policy by which our stockholders may communicate with members of our board of directors by mail addressed to an individual member of the board, to the full board, or to a particular committee of the board, at the following address: c/o Corporate Secretary, TOR Minerals, Inc. 722 Burleson Street, Corpus Christi, Texas 78402.  Any such communication must contain:

•         a representation that the stockholder is a holder of record of our capital stock;

•         the name and address, as they appear on our books, of the stockholder sending such communication; and

•         the class and number of shares of our capital stock that are beneficially owned by such stockholder.

The Corporate Secretary will forward such communications to our board of directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take the appropriate legal action regarding such communication. The foregoing information is also available on our website at www.torminerals.com.

 Code of Ethics

We have adopted a Code of Ethics and Business Conduct that applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Ethics and Business Conduct may be found on our website at www.torminerals.com.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR

Security Ownership of Management

The following table sets forth the number of shares of Common Stock beneficially owned by each director and nominee for director and each named executive officers, and all directors and the named executive officer as a group, as of April 20, 2010.

	Amount of Common Stock Beneficially Owned(2)		Percent of Class * (1)	Amount of Series A Convertible Preferred Stock Beneficially Owned		Percent of Class
Julie A. Ehmann	16,500	(3)	*
David A. Hartman	404,680	(4)	19.0%
Douglas M. Hartman	404,680	(5)	19.0%
Olaf Karasch	44,700	(6)	2.3%
Lee Hee Chew	23,000	(7)	1.2%
Thomas W. Pauken	77,379	(8)	4.0%	5,000	(6)	2.5%
Bernard A. Paulson	800,926	(9)	34.0%
Steven E. Paulson	1,000	(10)	*
Barbara Russell	5,460	(11)	*
Mark J. Schomp	39,420	(12)	2.1%
Tan Chin Yong	98,946	(13)	5.2%
All directors and three executive officers as a group (11) persons	1,916,691	(14)	63.6%	5,000		2.5%

*      Indicates ownership of less than 1% of our Common Stock

(1)   Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)    Unless otherwise indicated, each person has sole voting and investment power over the shares indicated and their address is 722 Burleson Street, Corpus Christi, Texas 78402.

(3)    Consists of (A) 16,000 shares held by the Estate of John Buckley, of which Ms. Ehmann has voting power as executor and (B) 500 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010, held for Ms. Ehmann's account.

(4)    Consists of (A) 165,000 shares held for the account of The D and CH Trust; (B) 94,340 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of The D and CH Trust; (C) 139,340 shares issuable upon exercise of warrants held for the account of The D and CH Trust which are exercisable at or within sixty days of April 20, 2010; and (D) 6,000 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010, held for David A. Hartman's account.  Claudette Hartman, Mr. Hartman's wife, is Co-Trustee of, and shares voting power over the shares held by, The D and CH Trust.

(5)   Consists of (A) 165,000 shares held for The Douglas MacDonald Hartman Family Irrevocable Trust account; (B) 94,340 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of The Douglas MacDonald Family Irrevocable Trust; (C) 139,340 shares issuable upon exercise of warrants held for the account of The Douglas MacDonald Hartman Family Irrevocable Trust account which are exercisable at or within sixty days of April 20, 2010; and (D) 6,000 shares issuable upon exercise of options that are subject to stock options exercisable at or within sixty days of April 20, 2010, held for Douglas MacDonald Hartman's account.  Douglas MacDonald Hartman has sole voting power over the shares held by The Douglas MacDonald Hartman Family Irrevocable Trust.

(6)    Consists of 44,700 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010.

(7)    Consists of 23,000 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010.

(8)    Consists of (A) 6,500 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010; (B) 16,963 shares held by Mr. Pauken; (C) 1,440 shares held by Mr. Pauken's spouse, of which Mr. Pauken disclaims beneficial ownership; (D) 2,660 shares held by TWP Inc. PSP of which Mr. Pauken is Trustee and has sole voting and investment power; (E) 4,300 shares held by TWP Inc., of which Mr. Pauken is president and has sole voting power; (F) 9,434 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held by Mr. Pauken; (G) 9,434 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held by Mr. Pauken's spouse, of which Mr. Pauken disclaims beneficial ownership; (H) 9,434 shares issuable upon exercise of warrants exercisable at or within sixty days of  April 20, 2010 held by Mr. Pauken; (I) 9,434 shares issuable upon exercise of warrants exercisable at or within sixty days of April 20, 2010 held by Mr. Pauken's spouse, and (J) 2,780 shares held by TWP Inc. PSP issuable upon conversion of 5,000 shares of Series A Convertible Preferred Stock, or approximately 0.56 shares of Common Stock for each share of Series A Convertible Preferred Stock, which can be converted at any time at our option, and of which  Mr. Pauken disclaims beneficial ownership.

(9)    Consists of (A) 315,406 shares held for the account of Paulson Ranch, Ltd.; (B) 188,680 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of Paulson Ranch Ltd.; (C) 273,680 shares issuable upon exercise of warrants that are exercisable at or within sixty days of April 20, 2010; (D) 17,160 shares held for Mr. and Mrs. Paulson's account, and (E) 6,000 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010, held for Mr. Paulson's account.

(10)  Consists of 1,000 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010, held for Mr. Steven Paulson's account.  Mr. Steven Paulson has a 12.8% ownership interest in Paulson Ranch, Ltd.; however, he disclaims all beneficial ownership of the shares held by Paulson Ranch, Ltd., as Paulson Ranch, L.L.C., the general partner of Paulson Ranch, Ltd. Possesses sole voting and dispositive power with respect to these shares.

(11)   Consists of 5,460 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010.

(12)   Includes (A) 800 shares held by Mr. Schomp's associates, of which Mr. Schomp disclaims beneficial ownership; (B) 7,620 shares owned by Mr. Schomp; and (C) 31,000 shares issuable upon exercise of options that are exercisable at or within sixty days of April 20, 2010.

(13)   Consists of (A) 82,946 shares held directly by Dr. Tan; (B) 10,000 shares issuable upon exercise of warrants that are exercisable at or within sixty days of April 20, 2010; and (C) 6,000 shares issuable upon exercise of options that are subject to stock options exercisable at or within sixty days of April 20, 2010.

(14)   Includes 713,360 shares which the directors and named executive officers as a group have the right to acquire pursuant to stock options and warrants at or within sixty days of April 20, 2010, and 2,780 shares issuable upon conversion of Series A Convertible Preferred Stock.

Certain Transactions

May 2009 Private Placement

On May 4, 2009, we conducted a private placement of units to certain of our related parties, each unit consisting of an aggregate principal amount of $25,000 of our six-percent (6%) Convertible Subordinated Debentures, due May 4, 2016 (the "Debentures").  We received gross proceeds of $1 million from the sale of the units.  The Debentures are subordinated in right of payment to the prior payment of our indebtedness due to Bank of America, N.A. (the "Bank").  The Debentures comprising a unit are convertible into 47,170 shares (the "Debenture Shares") of our Common Stock, subject to adjustments for certain events, at an initial conversion price of $0.53 per share, which has now adjusted to $2.65 per share following our recent 1 for 5 reverse stock split on February 18, 2010.  The closing bid price of the Common Stock on the Nasdaq Capital Market on the trading day immediately preceding the date of the Debentures was $0.29 per share, or $1.45 per share after adjustment for our recent reverse stock split.

We will pay interest on the Debentures at the per annum rate of 6%, which will be paid quarterly. We will make annual payments of principal beginning May 4, 2012 in the amount of one-sixteenth of the original principal amount of the Debentures, with the remaining outstanding principal balance and all accrued and unpaid interest to be paid on May 4, 2016, the maturity date of the Debentures.  We may prepay the Debentures, in whole or in part, upon 30 days prior notice to the holders thereof if certain conditions are satisfied.

In addition, we also issued to each subscriber of a unit warrants (the "Warrants" and together with the Debentures, the "Securities") to purchase 47,170 shares of Common Stock, which has now adjusted to 9,434 shares after our recent reverse stock split.  The Warrants may be exercised in whole or in part at any time or from time to time for the issuance of shares upon exercise of the Warrant and on or before the seven year anniversary of the date hereof, unless otherwise extended.  The initial exercise price of the Warrants initially was $0.53 per share, which, after adjustment for our recent stock split, is $2.65 per share.

Certain of our directors participated in the private placement.  Our board of directors reviewed and approved the insider participation, as did the Company's stockholders at the 2009 annual meeting of stockholders. The following table lists the directors who participated in the private placement in May 2009, the number of units purchased and the aggregate subscription price.

Subscriber	Units Subscribed for	Subscription Price
David A. Hartman	10	$250,000
Douglas M. Hartman	10	$250,000
Bernard A. Paulson	20	$500,000

 August 2009 Private Plan

After completing the private placement for $1 million of units in May 2009, as described above, we continued to offer and sell units having the same terms, characteristics and conditions as sold in the May 2009 private placement.  Effective as of August 21, 2009, Thomas W. Pauken, one of our directors, and Mr. Pauken's wife, Ida Pauken, participated in the private placement as did certain unrelated subscribers.  Our board of directors reviewed and approved the insider participation, and we are requesting stockholder approval, as described in more detail under Proposal 2 in this proxy statement.  The following table lists the insider participation in the private placement in August 2009, the number of units purchased and the aggregate subscription price.

Subscriber	Units Subscribed for	Subscription Price
Thomas W. Pauken	1	$25,000
Ida Pauken	1	$25,000

In addition to the foregoing insider participation, four unrelated parties acquired 18 units for an aggregate subscription price of $450,000, on the same terms and conditions as the insider participants.

General

The principal purpose of the private placements was to strengthen our cash position for general operations and repayment of our outstanding debt.  In consideration of the agreements with the Bank contained in the amendment to our principal Credit Agreement described in our Current Report on Form 8-K dated April 30, 2009, we agreed to use all proceeds in excess of $1 million that we receive on or after May 1, 2009 from the issuance of any of our capital stock, from capital contributions in respect of our capital stock, from the issuance of Debentures or from the incurrence of permitted subordinated indebtedness (as defined in the Credit Agreement) to prepay the loans and other obligations under the Credit Agreement.

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our Company and our stockholders. However, we also recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. We will only enter into transactions with related parties if they are in our best interests in accordance with guidelines approved by our board of directors pursuant to our Code of Business Conduct and Ethics, and whether it impacts a director's independence under applicable stock exchange rules.

PROPOSAL TWO

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK
UPON EXERCISE OF THE WARRANTS
ISSUED TO THE INSIDE INVESTORS

 Introduction

As described above under "Certain Transactions - August 2009 Private Placement", we entered into subscription agreements on August 21, 2009, pursuant to which we sold units to certain of our related parties, each unit consisting of an aggregate principal amount of $25,000 of Debentures.  In addition, we also issued to each subscriber of a unit Warrants to purchase 47,170 shares of Common Stock, which has since been adjusted to 9,434 shares after our recent reverse stock split.  The terms and characteristics of the Securities are described in the preceding section under the caption "Certain Transactions".

The following persons (the "Inside Investors") participated in the private placement:

•                      1 unit issued to our Director, Thomas W. Pauken, a 4.0% stockholder; and

•                      1 unit issued to Mr. Pauken's spouse, Ida Pauken.

Need for Stockholder Approval

Our Common Stock is traded on the Nasdaq Capital Market under the symbol "TORM."  Consequently, we are subject to the Nasdaq Stock Market Marketplace Rules.  Although the issuance of these units does not require stockholder approval under Delaware law, our Certificate of Incorporation or by-laws, we are requesting stockholder approval of the issuance of shares of Common Stock to the Inside Investors upon their conversion of Debentures or their exercise of the Warrants under Marketplace Rule 5635(b) and Rule 5635(c).

Marketplace Rule 5635(b) requires Nasdaq-listed issuers to obtain the approval of stockholders holding at least a majority of the outstanding stock of a company prior to any issuance or potential issuance of securities when the issuance or potential issuance will result in a change of control of the issuer.  The Inside Investors, together with our other directors and executive officers, beneficially own approximately 63.4% of our Common Stock, which includes the shares of Common Stock issuable upon conversion of the Debentures and exercise of the Warrants by the Inside Investors.  As these amounts do not include the shares of Common Stock issuable upon exercise of the Warrants, and as it is unknown as to how many shares of Common Stock will be issued and outstanding at the time of any such exercise, such exercise could potentially result in a change of control under Nasdaq Stock Market Marketplace Rules.  As a result, the terms of the Warrants provide that they may be exercised in whole or in part at any time or from time to time only after we obtain stockholder approval for the issuance of shares upon exercise of the Warrants.

Marketplace Rule 5635(c) requires Nasdaq-listed issuers to obtain the approval of the stockholders holding at least a majority of the outstanding stock of a company prior to any issuance of Common Stock or securities convertible into or exercisable for Common Stock by a company to its officers, directors, employees, or consultants, or an affiliated entity of such a person, in a private placement at a price a price less than the greater of the book or market value of the stock because it is considered a form of "equity compensation."  For this purpose, market value is the closing bid price immediately preceding the time the company enters into a binding agreement to issue the securities.  As the exercise price of the Warrants issued to the Inside Investors was less than the greater of the book or market value of the Common Stock and would therefore constitute "equity compensation" under Nasdaq Stock Market Marketplace Rules, the terms of the Warrants issued to the Inside Investors provide that they may be exercised in whole or in part at any time or from time to time only after we obtain stockholder approval for the issuance of shares upon exercise of the Warrant.

In addition, on September 24, 2009, we entered into an agreement (the "Waiver Agreement") with the Inside Investors whereby the Inside Investors waived their conversion and exercise rights under their Debentures and Warrants until such time as we obtained stockholder approval for the issuance of the shares of Common Stock upon such conversion or exercise in order to comply with Nasdaq Stock Market Marketplace Rules.

If we obtain stockholder approval of this Proposal 2, we will have satisfied Marketplace Rule 5635(b) and Rule 5635(c) with respect to the units purchased by the Inside Investors and the terms of the Waiver Agreement, and the Debentures will become convertible and the Warrants will become exercisable by Inside Investors in accordance with their terms.

Vote Required; Board of Directors' Recommendation

The approval of our proposal to issue up to 18,868 shares of Common Stock upon the conversion of the Debentures and up to 18,868 shares upon exercise of the Warrants will require the affirmative vote of at least a majority of the votes cast by the holders of shares of Common Stock present or represented at the meeting and entitled to vote.  Our current directors held 795,295 shares, or approximately 42%, of the outstanding Common Stock as of the record date and have notified us of their intent to vote "FOR" the adoption of Proposal 2, which includes 25,363 shares, or approximately 1.3%, of the outstanding Common Stock held as of the record date by the Inside Investors and their affiliates.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AUTHORIZATION OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON THE CONVERSION OF DEBENTURES AND THE EXERCISE OF THE WARRANTS ISSUED TO THE INSIDE INVESTORS

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2010

Upon the recommendation of the Audit Committee, our board of directors has approved the retention of UHY LLP, certified public accountants, to serve as independent auditors of our Company for the year ending December 31, 2010.  Although stockholder ratification is not required for the selection of UHY LLP, and although such ratification will not obligate us to continue the services of such firm, our board of directors is submitting the selection for ratification with a view towards soliciting the stockholders' opinion thereof, which may be taken into consideration in future deliberations.  The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting will constitute ratification.  If the appointment is not ratified, our board of directors must then determine whether to appoint other auditors before the end of the current fiscal year.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF UHY LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to various rules promulgated by the SEC, a stockholder that seeks to include a proposal in our Company's proxy statement and form of proxy card for our 2010 Annual Meeting of our stockholders must timely submit such proposal in accordance with SEC Rule 14a-8 to our Company, addressed to Corporate Secretary, 722 Burleson Street, Corpus Christi, Texas 78402 no later than December 24, 2010.  Any stockholder proposal that is not submitted for inclusion in our proxy statement but is instead sought to be presented at the 2010 Annual Meeting must be delivered to or mailed and received by the Secretary at our principal executive office no later than March 9, 2011.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the 2010 Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

With respect to business to be brought before the 2010 Annual Meeting, we have not received any notices from stockholders that we are required to include in this proxy statement.